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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of Microsoft Corporation of our report dated July 17, 2003 (September 3, 2003 as to certain information in Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2003.


/s/ Deloitte & Touche LLP
-------------------------
Seattle, Washington
September 25, 2003